UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
June 10, 2022
Date of report (date of earliest event reported)

FIVE POINT HOLDINGS, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-38088	27-0599397
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 FivePoint	4th Floor	Irvine	California	92618
(Address of Principal Executive Offices)				(Zip code)
(949) 349-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares	FPH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On June 10, 2022, Five Point Holdings, LLC (the “Company”), through its indirect subsidiaries Five Point Communities Management, Inc. ("FP Inc."), Five Point Operating Company, LP (the "Operating Company") and Five Point Communities, LP ("FP LP" and together with FP Inc. and the Operating Company, the "Five Point Parties") entered into an amendment (the "Amendment") to the Second Amended and Restated Development Management Agreement (the "DMA"), dated as of April 21, 2017, by and among the Five Point Parties and Heritage Fields El Toro, LLC ("HFET"), with respect to a joint venture (the "Great Park Venture") in which the Company is an indirect member. Under the DMA, FP Inc. oversees and directs all aspects of the management, operation, development and sale of properties at the Great Park Neighborhoods community owned by the Great Park Venture in exchange for compensation which, prior to the Amendment, consisted of a monthly base fee (the "Base Fee"), reimbursement of certain employment and occupancy expenses related to management of the Great Park Neighborhoods (the "Project Team Reimbursement"), and incentive compensation payments equal to 9% of any distributions ("Distributions") made by the Great Park Venture to holders of its percentage interests. The Base Fee and Project Team Reimbursement compensation amounts were designed to approximate the expenses of the Five Point Parties in providing services under the DMA. For the twelve months ended December 31, 2021, the Company recognized Base Fee revenues of approximately $6.9 million and Project Team Reimbursement revenues equal to approximately $11.1 million.

In order to more accurately reflect the current staffing levels necessary to manage the Great Park Venture given the more advanced state of the project, the Project Team Reimbursement has been eliminated and the Base Fee has been increased to $12 million for 2022 pursuant to the terms of the Amendment. In addition, the DMA had an original term commencing on December 29, 2010 and ending on December 31, 2021 (the “Initial Term”), and subsequent to the expiration of the Initial Term, HFET and the Five Point Parties agreed to a series of extensions of the DMA through June 10, 2022. Pursuant to the terms of the Amendment, the Initial Term has been extended through December 31, 2022. The Amendment did not change the incentive compensation provisions of the DMA applicable to the Initial Term. If, however, the DMA is not extended by mutual agreement of HFET and the Five Point Parties beyond December 31, 2022 (a “Non-Renewal”), any incentive compensation payments received by the Five Point Parties in calendar year 2022 will be retroactively reduced from 9% of Distributions to 6.75% of Distributions (the “Clawback Amount”), the payment of which will be effected by reducing future incentive compensation payments made to the Five Point Parties under the DMA. If a Non-Renewal occurs and the Five Point Parties are no longer providing management services subsequent to December 31, 2022, the Five Point Parties will continue to be entitled to 6.75% of Distributions paid thereafter, subject to the Clawback Amount holdback described above.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

10.1
First Amendment to Second Amended and Restated Development Management Agreement, dated as of June 10, 2022, by and among Heritage Fields El Toro, LLC, Five Point Communities Management, Inc., Five Point Operating Company, LP and Five Point Communities, LP

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.
Date: June 15, 2022

FIVE POINT HOLDINGS, LLC

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Legal Officer, Vice President and Secretary